Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS FIRST-QUARTER 2020 RESULTS

FIRST-QUARTER HIGHLIGHTS:

•	Total revenue increases 2.8%
•	Same-unit revenue increases 0.9%
•	EPS $0.66 vs. $0.67 in prior-year first quarter
•	Adjusted EBITDA $57.0 million vs. $57.7 million in prior-year first quarter
•	Mobilizes resources to help clients access emerging economic relief opportunities
•	Financial flexibility positions Company well for economic recovery

CLEVELAND (May 6, 2020) – CBIZ, Inc. (NYSE: CBZ) today announced financial results for the first quarter ended March 31, 2020.

For the first quarter of 2020, CBIZ reported revenue of $277.5 million, an increase of $7.5 million, or 2.8%, over the $270.0 million reported in 2019. Same-unit revenue increased by $2.3 million, or 0.9%, compared with the same period a year ago. Newly acquired operations, net of divestitures, contributed $5.2 million, or 1.9%, to revenue growth in the quarter. CBIZ reported income from continuing operations of $36.9 million, or $0.66 per diluted share, compared with income of $37.6 million, or $0.67 per diluted share, for the same period a year ago. Adjusted EBITDA for the first quarter was $57.0 million, compared with $57.7 million for the first quarter of 2019.

During the first quarter of 2020, the Company announced three acquisitions with expected annualized revenue of $6.1 million. The Company also repurchased approximately 1.2 million shares at a cost of $29.5 million in the first quarter, but suspended further share repurchases in mid-March due to the uncertainty caused by the COVID-19 pandemic. As a precautionary measure, on March 25, 2020, the Company drew down an additional $210.0 million on its $400.0 million credit facility to preserve financial flexibility. The Company has ample liquidity, and at March 31, 2020, the Company had unrestricted cash and cash equivalents of $216.9 million and an outstanding credit facility balance of $383.0 million, resulting in a net debt balance of $166.1 million.

Given the uncertainty in the business environment created by the evolving COVID-19 situation and uncertain impact on full year 2020 results, the Company is withdrawing its 2020 guidance, which was provided on February 20, 2020.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

Jerry Grisko, President and Chief Executive Officer of CBIZ, said, “After recording strong second-half 2019 results, we started 2020 with strong momentum across all major lines of business including positive contributions from our project-based businesses and evidence that strategic investments are realizing intended benefits. The COVID-19 pandemic began to impact our results in late March. We are fortunate to have entered this situation in a strong financial position with a solid balance sheet and are carefully managing our liquidity. Looking forward, the recurring and essential nature of our client services will help to mitigate some of the economic impact of the pandemic.”

Grisko continued, “The safety and well-being of our team members and clients remains our top priority as we all navigate this uncertain business climate. Our workforce is well equipped to operate in a remote work environment, and our early actions to shift our team to working remotely allowed us to stabilize operations and minimize disruption for our clients. We have also mobilized resources to focus on supporting our clients and prospects through emerging relief opportunities such as the CARES Act and related stimulus programs. We are experiencing exceptionally high demand for content and guidance on the numerous government initiatives focused on small and midmarket businesses."

Grisko concluded, “At this point, we, like other businesses around the country, are uncertain as to the duration and magnitude of the pandemic’s impact and the pace for recovery. I remain confident that despite the complexity and uncertainty we now face, our size, geographic reach and wide range of services will enable us to bring valuable and differentiated solutions to both our clients and prospects, and that we will emerge a stronger company ready to take advantage of further growth opportunities.”

Conference Call

CBIZ will host a conference call at 11:00 a.m. (ET) today to discuss its results. The call will be webcast live for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at http://dpregister.com/10142060 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be made available approximately two hours following the call on the Company’s website at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET), May 6, through 5:00 p.m. (ET), May 11, 2020. The toll-free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10142060.

About CBIZ

CBIZ, Inc. is a leading provider of financial, insurance and advisory services to businesses throughout the United States. Financial services include accounting, tax, government health care consulting, transaction advisory, risk advisory, and valuation services. Insurance services include employee benefits consulting, retirement plan consulting, property and casualty insurance, payroll, and human capital consulting. With more than 100 offices in 31 states, CBIZ is one of the largest accounting and insurance brokerage providers in the U.S. For more information, visit www.cbiz.com.

Forward-Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the impact of COVID-19 on the Company’s business and operations and those of our clients; the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission at www.sec.gov.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2020 AND 2019

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2020	%	2019	%
Revenue	$277,455	100.0%	$269,998	100.0%
Operating expenses (1)	199,827	72.0%	215,496	79.8%
Gross margin	77,628	28.0%	54,502	20.2%
Corporate general and administrative expenses (1)	10,489	3.8%	11,680	4.3%
Operating income	67,139	24.2%	42,822	15.9%
Other (expense) income:
Interest expense	(1,119)	(0.4)%	(1,401)	(0.5)%
Gain on sale of operations, net	95	0.0%	497	0.2%
Other (expense) income, net (1) (2)	(15,800)	(5.7)%	9,260	3.4%
Total other (expense) income, net	(16,824)	(6.1)%	8,356	3.1%
Income from continuing operations before income tax expense	50,315	18.1%	51,178	19.0%
Income tax expense	13,453		13,613
Income from continuing operations	36,862	13.3%	37,565	13.9%
Loss from operations of discontinued businesses, net of tax	(14)		(96)
Net Income	$36,848	13.3%	$37,469	13.9%

Diluted income per share:
Continuing operations	$0.66		$0.67
Discontinued operations	-		-
Net income	$0.66		$0.67

Diluted weighted average common shares outstanding	55,945		55,915
Other data from continuing operations:
Adjusted EBITDA (3)	$57,043		$57,741

(1)

CBIZ sponsors a deferred compensation plan, under which a CBIZ employee's compensation deferral is held in a rabbi trust and invested accordingly as directed by the employee. Income and expenses related to the deferred compensation plan are included in "Operating expenses" ($14.8 million income in 2020 and $8.2 million expense in 2019, or (5.3%) and 3.0% of revenue, respectively) and "Corporate general and administrative expenses" ($1.8 million income in 2020 and $0.9 million expense in 2019, respectively, or (0.7%) and 0.3% of revenue, respectively) and are directly offset by deferred compensation gains or losses in "Other (expense) income, net" ($16.6 million loss in 2020 and $9.1 million gain in 2019, or (6.0%) and 3.4% of revenue, respectively). The deferred compensation plan has no impact on "Income from continuing operations before income tax expense".

(2)

Included in "Other (expense) income, net" for the three months ended March 31, 2020 and 2019 is income of $0.7 million and $0.3 million related to net changes in the fair value of contingent consideration related to CBIZ's prior acquisitions.

(3)

Refer to the financial highlights tables for a reconciliation of Non-GAAP financial measures to the nearest generally accepted accounting principles ("GAAP") financial measure, and for additional information as to the usefulness of the Non-GAAP financial measures to shareholders and investors.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands)

SELECT SEGMENT DATA

	THREE MONTHS ENDED
	MARCH 31,
	2020	2019
Revenue
Financial Services	$188,777	$185,144
Benefits and Insurance Services	79,612	76,255
National Practices	9,066	8,599
Total	$277,455	$269,998

Gross Margin
Financial Services	$50,179	$50,686
Benefits and Insurance Services	14,389	14,884
National Practices	783	599
Operating expenses - unallocated (1):
Other	(2,523)	(3,449)
Deferred compensation	14,800	(8,218)
Total	$77,628	$54,502

(1)

Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges, and certain advertising expenses. "Operating expenses - unallocated" also include gains or losses attributable to the assets held in the Company's deferred compensation plan, which do not impact "Income from continuing operations before income tax expense" as they are directly offset by the same adjustment to "Other (expense) income, net" in the Consolidated Statements of Comprehensive Income. Net gains/losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation income/expense in "Operating expenses" and as income/expense in "Other (expense) income, net".

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

SELECT CASH FLOW DATA

(In thousands)

	MARCH 31,
	2020	2019
Net income	$36,848	$37,469
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	5,704	5,659
Bad debt expense, net of recoveries	2,289	1,054
Adjustments to contingent earnout liability	(684)	(281)
Other noncash adjustments	1,712	511
Net income, after adjustments to reconcile net income to net cash provided by operating activities	45,869	44,412
Changes in assets and liabilities, net of acquisitions and divestitures	(64,500)	(69,074)
Operating cash flows used in continuing operations	(18,631)	(24,662)
Operating cash used in discontinued operations	(16)	(91)
Net cash used in operating activities	(18,647)	(24,753)
Net cash provided by (used in) investing activities	4,355	(9,736)
Net cash provided by financing activities	207,772	10,025
Net change in cash, cash equivalents and restricted cash	$193,480	$(24,464)
Cash, cash equivalents and restricted cash at beginning of year	146,505	130,554
Cash, cash equivalents and restricted cash at end of year	$339,985	$106,090

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$216,942	$2,143
Restricted cash	28,927	27,721
Cash equivalents included in funds held for clients	94,116	76,226
Total cash, cash equivalents and restricted cash	$339,985	$106,090

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

SELECT FINANCIAL DATA AND RATIOS

(In thousands, except for percentages and days sales outstanding)

	MARCH 31,	DECEMBER 31,
	2020	2019
Cash and cash equivalents	$216,942	$567
Restricted cash	28,927	29,595
Accounts receivable, net	263,180	222,031
Current assets before funds held for clients	533,589	276,518
Funds held for clients	141,984	179,502
Goodwill and other intangible assets, net	666,112	654,671

Total assets	$1,616,558	$1,400,774

Current liabilities before client fund obligations	$167,210	$186,906
Client fund obligations	142,219	179,020
Bank debt	381,923	104,333

Total liabilities	$946,298	$741,536

Treasury stock	$(565,180)	$(535,693)

Total stockholders' equity	$670,260	$659,238

Debt to equity	57.2%	16.0%
Days sales outstanding (DSO) - continuing operations (1)	94	75

Shares outstanding	54,430	55,419
Basic weighted average common shares outstanding	54,571	54,299
Diluted weighted average common shares outstanding	55,945	55,895

(1)

DSO is provided for continuing operations and represents accounts receivable, net, at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company's ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under GAAP. DSO at March 31, 2019 was 97.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

GAAP RECONCILIATIONS

Income from Continuing Operations to Non-GAAP Financial Measures (1)

(In thousands)

	THREE MONTHS ENDED
	MARCH 31,
	2020	2019
Income from continuing operations	$36,862	$37,565
Interest expense	1,119	1,401
Income tax expense	13,453	13,613
Gain on sale of operations, net	(95)	(497)
Depreciation	2,283	2,157
Amortization	3,421	3,502
Adjusted EBITDA	$57,043	$57,741

(1)

CBIZ reports its financial results in accordance with GAAP. This table reconciles Non-GAAP financial measures to the nearest GAAP financial measure, "Income from continuing operations". Adjusted EBITDA is not defined by GAAP and should not be regarded as an alternative or replacement to any measurement of performance or cash flow under GAAP. Adjusted EBITDA is commonly used by the Company, its shareholders and debt holders to evaluate, assess and benchmark the Company's operational results and to provide an additional measure with respect to the Company's ability to meet future debt obligations.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz